EXHIBIT 10.11

Verint Systems Inc.
Stock Bonus Program
Originally Adopted: September 1, 2011
Revised: March 19, 2015

This document outlines the Verint Systems Inc. Stock Bonus Program (the “Stock Bonus Program”), under which participating employees are eligible to receive a portion of their bonus in shares of Verint common stock rather than in cash.

Eligibility: The Stock Bonus Program is only being offered to selected employees at the discretion of management, including employees on pre-established bonus plans and/or employees eligible to receive discretionary bonuses (discretionary bonus plans). Executive officers may participate in the program, subject to the approval of the Company’s Board of Directors (the “Board”), and subject to a one year vesting period (measured from the Value Date), solely with respect to the shares issued over and above the number that would have been issued if the officer had purchased the shares at market price on the Value Date (the “Incentive Shares”).

Summary: For eligible employees on bonus plans without a quarterly draw, the program will allow employees to make an election to receive a specified portion of their annual bonus payout in the form of shares of Verint common stock. For eligible employees on bonus plans with a quarterly draw or quarterly payouts, the program will allow employees to make an election to receive a specified portion of their final bonus payout for the year in shares of Verint common stock; provided that (i) the participant will in no event receive total cash and shares in excess of the amount of bonus actually earned and (ii) the Company may reduce the number of shares delivered to a participant to the extent necessary to ensure that the participant does not receive duplicative payments. Management will have discretion as to whether or not eligible employees on discretionary bonus plans will be required to make an election (on the same basis as outlined above). In the event an election is not made, management will have discretion to pay up to 75% of an employee’s discretionary bonus in shares of Verint common stock. The percentage elected by an employee (or designated by management, in the case of employees on discretionary plans) is referred to herein as the “Election Percentage”. If a participating employee changes to a non-bonus role after enrolling (or being enrolled) in the program for a given program year, the Election Percentage will apply to any bonus earned by the employee prior to such change in role, with the timing of the share delivery to be in accordance with the other terms and conditions of this document.

Incentive: As an incentive to participate in the program (including for eligible employees who do not make an election), the stock price at which an employee’s bonus payout will be converted into shares of Verint common stock will be at a discount to market price (as described below). The discount will be established by the Board on a year by year basis in conjunction with its annual funding decision (as described below). The discount may fluctuate from year to year (the discount for a given year, expressed as a percentage, the “Program Year Discount”) and will be reflected on the enrollment forms for each program year and also communicated to participating employees who do not make an election.

Funding: Each year, the Board will consider an allocation of shares of Verint common stock to fund the Stock Bonus Program. This allocation may fluctuate from year to year and in some years may be zero. As a result, the availability of the program in any given year is subject to the Board’s decision to fund the program.

Maximum Number of Shares: In addition to (and subject to) the Board’s decision to fund the program in a given year, the Board will also establish a maximum number of shares that are permitted to be delivered to participants in the program for that year (the “Share Cap”). As a result, the Company reserves the right to reduce the number of shares delivered to each participant in order to remain under the Share Cap, notwithstanding a participant’s Election Percentage. The Company will determine the manner in which the Share Cap is applied, if needed.

Any amounts due to a participant that are not paid in shares due to the Board’s decision not to fund the program or due to the Share Cap will instead be paid in cash at the original cash amount. 1

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1 This provision is not applicable to UK and Hong Kong employees. Please see the Country-Specific Addenda below.

Process: Prior to the scheduled delivery date of the shares, the HR and/or Finance departments will determine the amount of bonus available to be converted into shares for each participant based on the participant’s Election Percentage. The number of shares to be delivered to the participant will be calculated on the “Value Date” using the Company’s discounted stock price as of the Value Date (rounded down to the nearest whole share.

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The scheduled delivery date will be specified on the enrollment form for the program year and is subject to change by the Company. Please note that the scheduled delivery date may be different from (earlier or later than) the date that cash bonuses are paid in such year. The scheduled delivery date will also be communicated to participating employees who do not make an election.

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The Value Date will be the 5th trading day prior to the scheduled delivery date and will be specified on the enrollment form for the program year (subject to change). The Value Date will also be communicated to participating employees who do not make an election.

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The discounted stock price to be used for the conversion described above on the Value Date will be the average of the closing prices of Verint’s common stock over the five trading days preceding the Value Date, minus the Program Year Discount.

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Subject to the requirements of local law and any other written agreement that may exist between the participant and Verint:[2] (1) the participant must be employed by Verint Systems Inc. or a subsidiary thereof on the Value Date to be eligible to receive the shares scheduled to be delivered on the delivery date and (2) executive officers must be employed by Verint Systems Inc. or a subsidiary thereof on the vesting date to be eligible to receive the Incentive Shares. Notwithstanding the foregoing, if a participant is terminated without cause between the date the participant receives his or her cash bonus for the program year (generally in April or May) and the Value Date (generally in June or July), the Company will pay the participant the unpaid portion of his or her bonus in cash at the original cash amount.[3]

Enrollment and Elections:     Eligible employees (other than eligible employees on discretionary bonus plans who do not make an election) wishing to participate in the Stock Bonus Program must complete and return the enrollment form for the program year (which will be provided to eligible employees) to the Equity Administration team by the deadline specified in the enrollment form, pursuant to the instructions on the enrollment form. Eligible employees (other than eligible employees on discretionary bonus plans who do not make an election) who do not return the enrollment form by the specified deadline will not be enrolled for that program year. Enrollment in the program will be done on a year by year basis and each year will require the completion of a separate enrollment form. Employees may not enroll in the program while subject to a trading blackout. Please note that once enrolled in the program for a particular year, participants may not cancel their enrollment or change their Election Percentage for that year (unless the Company elects to re-open the enrollment window to permit changes to the Election Percentages).

The Company may, at its option, choose to provide for multiple enrollment windows during the course of the year based on the number of shares available, however, employees who submit their enrollment forms during the first enrollment window of the year will generally be given priority with respect to the Share Cap in the event the Company chooses to offer subsequent enrollment windows.

In some countries, participants other than executive officers will be required as part of the enrollment form to make an irrevocable election about whether they prefer, in the event they are subject to a trading blackout on the Value Date, to receive the shares as scheduled or to revert to their original cash payment. If the enrollment form does not provide for such an election, or for executive officers, subject to the other terms and conditions of the program, the participant will receive the shares as scheduled irrespective of any trading blackout.

Eligible employees on discretionary bonus plans who do not make an election will not receive an enrollment form. Other than for any such employees in the UK or Hong Kong (who will, subject to the other terms and conditions of the program, continue to receive shares as scheduled), such employees will automatically revert to their original cash payment in the event they are subject to a trading blackout on the Value Date.

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2 The preceding clause is not applicable to UK and Hong Kong employees. Please see the Country-Specific Addenda below.
3 This provision is not applicable to UK and Hong Kong employees. Please see the Country-Specific Addenda below.

Delivery and Taxes: Shares will be delivered to participants’ E*TRADE accounts on or about the scheduled delivery date (or following the applicable vesting date, in the case of Incentive Shares for executive officers), subject to satisfaction of applicable withholding taxes, if any. An account will be established at E*TRADE for participants who do not already have an account.

For employees subject to withholding taxes upon delivery of stock, the Company will automatically issue a net number of shares to participants following (i) the sale of the required number of shares on the participants’ behalf for employees who are not in blackout at such time or (ii) the withholding of the required number of shares from employees who are in blackout at such time. There is no other option for paying withholding taxes under this program in connection with the delivery of shares. Withholding taxes, if any, will be calculated based on the closing price of the Company’s common stock on the Value Date.

All shares will be issued under the Company’s 2010 Long-Term Stock Incentive Plan (the “2010 Plan”) and will be subject to the terms and conditions thereof, including the administrative provisions thereunder, as applicable. A copy of the 2010 Plan and related S-8 prospectus is available in the library on E*trade.com or upon request from the Equity Administration team. Consistent with the Company’s Insider Trading Policy, participants who are subject to a trading blackout at the time the shares are delivered will not be able to sell such shares until the blackout has been lifted.

Other Terms and Conditions: Enrollment in the Stock Bonus Program is not a guaranty of eligibility for the program in a subsequent year or a guaranty of future employment. A participant’s right to receive a payment in shares under this program is subject to the terms and conditions of the participant’s bonus plan and/or employment agreement, if any, and the requirement that the participant be employed by Verint Systems Inc. or a subsidiary thereof on the Value Date and/or vesting date (as applicable). Subject to the requirements of local law and any other written agreement that may exist between the participant and Verint,4 participants who terminate their employment prior to the Value Date (or vesting date, if applicable) for any reason will forfeit any shares or cash payment otherwise payable hereunder on the corresponding delivery date or vesting date (if applicable). Notwithstanding the foregoing, as noted above, if a participant is terminated without cause between the date the participant receives his or her cash bonus for the program year (generally in April or May) and the Value Date (generally in June or July), the Company will pay the participant the unpaid portion of his or her bonus in cash at the original cash amount.5

The Company and employee hereby acknowledge that each has requested that the present document be drafted in the English language. Les parties reconnaissent avoir requis que le présent document soit rédigé en anglais.

Country-Specific Addenda - applicable to UK and Hong Kong employees only

In order to enroll in the Stock Bonus Program, employees in the UK and Hong Kong will be required to waive their right to receive the portion of their bonus that they wish to receive in stock. This waiver is included in the UK and Hong Kong enrollment form.

It will be solely at the Board or Company’s discretion whether or not to (1) accept an employee’s application to waive the applicable portion of his or her bonus and pay it in stock and (2) pay any portion of the waived amount in cash if there is an insufficient share pool available due to the Board’s decision not to fund the program or due to the Share Cap.

WA R N I N G

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

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4 The preceding clause is not applicable to UK and Hong Kong employees. Please see the Country-Specific Addenda below.
5 This provision is not applicable to UK and Hong Kong employees. Please see the Country-Specific Addenda below.